 Exhibit 99.1

Ever-Glory Reports Second Quarter 2014 Financial Results

NANJING, China, Aug. 13, 2014 / PRNewswire / -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today reported its financial results for the second quarter ended June 30, 2014.

Total sales for the quarter were $85.7 million, an increase of 44.9% compared to $59.1 million in the second quarter of last year. This increase was primarily attributable to a 53.6% increased sales in retail business as well as a 34.5% increased sales in wholesale business.

Retail sales generated from the Company's retail business for the quarter increased 53.6% to $49.3 million, compared to $32.1 million last year. This increase was primarily due to the increase in new stores opened and same store sales. Ever-Glory had 1055 retail stores as of June 30, 2014, compared to 831 retail stores as of June 30, 2013.

Wholesale sales generated from the Company's wholesale business for the quarter increased 34.5% to $36.4 million, compared to $27.1 million last year. This increase was primarily attributable to increased sales in P.R.C, Germany, the United Kingdom and the United States.

Total gross profit for the quarter was $29.3 million, or 34.3% of total sales, compared to $19.5 million, or 32.9% of total sales last year.

Selling expenses for the quarter increased 45.5% to $14.4 million compared to $9.9 million last year. As a percentage of sales, selling expenses increased 10 basis points to 16.8% compared to 16.7% last year. The increase was attributable to the increased average salaries, and increased number of stores, leading to increased numbers of retail employees, as well as the increased store decoration and marketing expenses associated with the promotion of the retail brand.

General and administrative expenses for the quarter increased 36.8% to $7.5 million compared to $5.5 million last year. The increase was attributable to an increase in payroll for additional management and design and marketing staff as a result of our business expansion. As a percentage of total sales, general and administrative expenses decreased 50 basis points to 8.8% compared to 9.3% last year. The percentage decrease was attributable to the increase in our sales.

Income from operations for the quarter increased 82.1% to $7.4 million compared to $4.1 million last year. As a percentage of sales, income from operations accounted for 8.6% of our total sales for the quarter, an increase of 1.7% compared to 6.9% last year as a result of increasing gross profit.

Net income for the quarter increased 102.8% to $5.5 million compared to $2.7 million last year. Basic and diluted earnings per share were $0.37 and $0.18 for the three months ended June 30, 2014 and 2013, respectively.

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Balance Sheet and Cash Flow

As of June 30, 2014, Ever-Glory had approximately $25.0 million of cash and cash equivalents, compared to approximately $27.8 million as of December 31, 2013. Ever-Glory had working capital of approximately $38.8 million as of June 30, 2014, and outstanding bank loans of approximately $55.4 million as of June 30, 2014.

Business Outlook

For the third quarter of 2014, Every-Glory anticipates total net sales in the range of $110 to $130 million and net income in the range of $3 to $4 million. For full year 2014, Every-Glory anticipates total net sales in the range of $420 to $470 million and net income in the range of $11 to $17 million. The full year revenue forecast is comprised of $160 to $180 million in anticipated wholesale revenue and $260 to $290 million in anticipated revenue from retail operations.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE MKT), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO".

Conference Call

The Company will hold a conference call today at 8:00 a.m. Eastern Time which will be hosted by Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-2402 and referring to the confirmation code 6554216. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com

A replay of the call will be available from 11:00 a.m. August 13, 2014 through August 20, 2014 Eastern Time by calling # 1-858-384-5517; pin number: 6554216.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:
Yanhua Huang
Ever-Glory International Group
86-25-52096875(Office Tel)

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EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
NET SALES	$85,667,780	$59,129,485	$191,682,949	$137,440,975
COST OF SALES	56,317,989	39,650,917	136,552,201	97,669,484

GROSS PROFIT	29,349,791	19,478,568	55,130,748	39,771,491

OPERATING EXPENSES
Selling expenses	14,402,662	9,898,106	30,525,958	21,749,402
General and administrative expenses	7,539,418	5,513,105	13,934,406	9,985,552
Total Operating Expenses	21,942,080	15,411,211	44,460,364	31,734,954

INCOME FROM OPERATIONS	7,407,711	4,067,357	10,670,384	8,036,537

OTHER INCOME (EXPENSES)
Interest income	336,414	342,188	577,747	637,790
Interest expense	(774,693)	(736,695)	(1,481,808)	(1,528,224)
Change in fair value of derivative liability	-	2,000	-	294,000
Other income (expenses)	440,464	(179,098)	912,223	(147,641)
Total Other Income (Expenses)	2,185	(571,605)	8,162	(744,075)

INCOME BEFORE INCOME TAX EXPENSE	7,409,896	3,495,752	10,678,546	7,292,462
INCOME TAX EXPENSE	(1,879,752)	(768,541)	(2,758,674)	(1,478,172)

NET INCOME	5,530,144	2,727,211	7,919,872	5,814,290

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation (loss) gain	356,044	850,550	(343,382)	1,158,392
COMPREHENSIVE INCOME	$5,886,188	$3,577,761	$7,576,490	$6,972,682

EARNINGS PER SHARE
Basic and diluted	$0.37	$0.18	$0.54	$0.39
Weighted average number of shares outstanding
Basic and diluted	14,781,241	14,777,610	14,781,241	14,775,869